EPL Intermediate, Inc. Announces Results

for the 13 Weeks and 26 Weeks Ended June 27, 2007

IRVINE, Calif. -- (BUSINESS WIRE) -- August 9, 2007-- EPL Intermediate, Inc., parent company of El Pollo Loco, Inc., today reported results for its 13-week second quarter and 26 weeks ended June 27, 2007. For simplicity of presentation, the Company has described the 13-week second quarters and 26-week periods ended June 27, 2007 and June 28, 2006 as June 30, 2007 and June 30, 2006, respectively.

El Pollo Loco reported operating revenues for the 13-week second quarter ended June 30, 2007 of $69.7 million, which is an increase of $3.8 million, or 5.8%, over operating revenues for the 13-week second quarter ended June 30, 2006 of $65.9 million. Operating revenues include sales at both company-operated stores and franchise revenues.

Same store sales for the system, which includes sales from both company-operated and franchised stores, increased 2.9% in the second quarter of fiscal 2007, with company-operated restaurant same store sales increasing 1.8% and franchise restaurant same store sales increasing 3.8%. Restaurants enter the comparable restaurant base for same-store sales the first full week after that restaurant’s 15-month anniversary. The positive impact from a price increase taken at the beginning of the year and an increase in average check more than compensated for transaction softness in the second quarter.

Changes in expenses for the Company include:

•

a 1.9% increase in restaurant other operating expense (which includes utilities, repair and maintenance, advertising, property taxes, occupancy and other operating expenses) as a percentage of restaurant revenue, resulting primarily from a 1.2% increase in advertising expense as a percentage of revenue. Advertising expense each quarter may be above or below our planned annual rate of approximately 4%, depending on the timing of marketing promotions and the relative weights of media spending. Other factors include a 0.3% increase in occupancy costs as a percentage of revenue, resulting from the reduction in the annual amortization of unfavorable leasehold interest liability and higher rent expense, and a 0.4% increase in pre-opening expense as a percentage of revenue, which can fluctuate depending on the timing of new company restaurant opening throughout the year; and

•	a 0.6% decrease in general and administrative expenses as a percentage of sales due to favorable leverage of certain fixed costs over the increased revenue.

Operating income decreased $0.5 million, or 5.6%, to $8.6 million for the second quarter of fiscal 2007 from $9.1 million for the second quarter of fiscal 2006 due to the factors described above.

Interest expense, net of interest income, increased $0.1 million, or 1.1%, to $7.2 million for the second quarter of 2007 from $7.1 million for the prior year quarter. Average debt balances for the second quarter of 2007 increased to $265.1 million compared to $258.0 million for the second quarter of 2006, and average interest rate increased to 10.52% for the 2007 period compared to 10.45% for the 2006 period.

Our provision for income taxes consisted of income tax expense of $0.1 million and $0.8 million for the 13-week periods ended June 30, 2007 and 2006, respectively.

As a result of the factors above, net income for the second quarter of fiscal 2007 was $1.4 million, compared with $1.2 million for the prior year quarter.

Operating revenues for the 26-week period ended June 30, 2007 were $136.5 million, which was an increase of $7.5 million, or 5.8%, over operating revenues for the 26 weeks ended June 30, 2006 of $129.0 million.

Same store sales for the system increased 2.9% for the 26 weeks ended June 30, 2007, with company-operated restaurant same store sales increasing 1.6% and franchise restaurant same store sales increasing 3.9%.

Operating income for the 26 weeks ended June 30, 2007 was $16.4 million, which was an increase of $0.1 million, or 0.9%, over operating income of $16.3 million for the 26 weeks ended June 30, 2006.

Interest expense, net of interest income, increased $0.3 million, or 2.0%, to $14.5 million for the 26 weeks ended June 30, 2007 from $14.2 million for the 26 weeks ended June 30, 2006. Average debt balances for the 2007 period increased to $266.5 million compared to $259.2 million for the 2006 period, and average interest rate increased to 10.63% for the 2007 period compared to 10.45% for the 2006 period.

Our provision for income taxes consisted of income tax expense of $0.3 million and $0.8 million for the 26-week periods ended June 30, 2007 and 2006, respectively.

Net income for the 26 weeks ended June 30, 2007 was $1.6 million, an increase of $0.3 million, or 26.5%, from net income for the 26 weeks ended June 30, 2006 of $1.3 million.

Commenting on the year to date 2007 results, Stephen Carley, president and CEO of El Pollo Loco, Inc. shared, “I am pleased to note that we continued to achieve positive system-wide sales growth in the second quarter of 2007 in spite of intense competitive activity and what appears to be a general sales softness in the restaurant industry. To help drive frequency and transactions in the months ahead, on July 30, 2007 we launched two new products, a crunchy chicken taco and a soft chicken taco. Both are value priced at $1.69 in company restaurants.”

Mr. Carley continued, “Regarding our new store growth, we still forecast to open approximately 10 company and 20 franchised restaurants in fiscal 2007.”

El Pollo Loco's store count changes for the 26 weeks ended June 30, 2007 are as follows:

	Company	Franchised Stores	Total
	____________	____________	____________
December 27, 2006	151	208	359
Q1 – Opened	2	2	4
Q1 – Closed	—	—	—
	____________	____________	____________
At March 28, 2007	153	210	363
Q2 – Opened	3	4	7
Q2 – Closed	—	—	—
	____________	____________	____________
At June 30, 2007	156	214	370

Events subsequent to the end of the second fiscal quarter of 2007 included a verdict reached by a Laredo, Texas jury on July 26, 2007. El Pollo Loco- Mexico filed a lawsuit against El Pollo Loco, Inc. alleging that the Company breached a 1996 agreement between the two by failing to exploit the trademarks and develop new restaurants in Mexico.  The jury found damages for El Pollo Loco-Mexico in the approximate amount of $22 million.  The Company will file post trial motions citing key findings by the jury that reinforce its firm belief that the damage findings were not supported by the facts in this case as a matter of law.  One key finding is that the plaintiff knew of the alleged injuries as early as 1997, but did not file a lawsuit until 2004, which the Company asserts was after the statute of limitations had run.  Another is that the value of the 1996 agreement was $1,087,500.  The Company deposited the same amount into the registry of the Court two years ago, representing the buyout price in the contract. If the final Court ruling upholds the jury’s damage findings, the Company will appeal.

Due to the significant points it has for appeal, the Company believes the likelihood of a loss is not probable, even if a judgment is filed that mirrors the jury verdict. Additionally, due to the uncertainties in predicting possible outcomes for the judgment, then predicting possible outcomes for the appeal should a material judgment be issued, it is the Company's opinion that a reasonable estimate of the loss cannot be determined at this time. Based on these points, no accrual for this matter has been recorded as of June 30, 2007.

System-wide Sales

Included above are franchise and system-wide same-store sales increases. System-wide sales are a financial measure that includes sales at all company-owned stores and franchise-owned stores, as reported by franchisees. Management uses system-wide sales information internally in connection with store development decisions, planning and budgeting analyses. Management believes system-wide sales information is useful in assessing consumer acceptance of the Company’s brand and facilitates an understanding of financial performance as the Company’s franchisees pay royalties and contribute to advertising pools based on a percentage of their sales.

Safe Harbor Statement

This news release contains forward-looking statements, which are statements that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. They may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will,” “should,” “may,” “could” or words or phrases of similar meaning. The statements reflect management's current expectations regarding future events. Risk factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to, concerns about food-borne illnesses; negative publicity, whether or not valid; adverse public perception due to the occurrence of avian flu; increases in the cost of chicken; an ultimate adverse ruling in litigation involving El Pollo Loco-Mexico which could result in the imposition of significant monetary damages and loss of rights to the trademarks in Mexico; our dependence upon frequent deliveries of food and other supplies; our sensitivity to events and conditions in the greater Los Angeles area; our reliance in part on our franchisees; our vulnerability to changes in consumer preferences and economic conditions; our ability to compete successfully with other quick service and fast casual restaurants; and other risk factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission. Statements about the Company’s past performance are not necessarily indicative of its future results. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as the result of new information, future events or otherwise.

About the Company

El Pollo Loco is the nation’s leading restaurant concept specializing in flame-grilled chicken. Headquartered in Irvine, California, El Pollo Loco operates a restaurant system consisting of 156 company-operated and 214 franchised restaurants (as of June 27, 2007) located primarily in California, with additional restaurants in Arizona, Nevada, Texas, Colorado, Illinois, and Connecticut. El Pollo Loco’s menu features the company’s signature citrus-marinated, flame-grilled chicken in individual and family-size meals and also offers a variety of contemporary, Mexican-inspired entrees, featuring the company’s signature chicken as the central ingredient, including its specialty Pollo Bowl® entrees, Pollo Salads, signature burritos, tacos, quesadillas, Chicken Nachos, and Chicken Tortilla Soup. The chicken is served with flour or corn tortillas, freshly-prepared salsas and an assortment of side orders. For more information about the Company, visit www.elpolloloco.com.

EPL INTERMEDIATE, INC.

(A Wholly Owned Subsidiary of El Pollo Loco Holdings, Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Amounts in thousands)

	13 Weeks Ended June 30,		26 Weeks Ended June 30,

	2006	2007	2006	2007

OPERATING REVENUE: Restaurant revenue Franchise revenue	$ 61,678 4,180	$ 64,975 4,731	$ 120,829 8,197	$ 127,424 9,101
Total operating revenue	65,858	69,706	129,026	136,525

OPERATING EXPENSES: Product cost Payroll and benefits Depreciation and amortization Other operating expenses	19,043 15,873 2,504 19,299	20,130 16,936 2,899 21,115	38,008 30,838 4,880 39,027	39,331 33,251 5,693 41,826
Total operating expenses	56,719	61,080	112,753	120,101

OPERATING INCOME	9,139	8,626	16,273	16,424

INTEREST EXPENSE – Net	7,099	7,176	14,218	14,504

INCOME BEFORE PROVISION FOR INCOME TAXES	2,040	1,450	2,055	1,920

PROVISION FOR INCOME TAXES	793	96	799	332

NET INCOME	$ 1,247	$ 1,354	$ 1,256	$ 1,588

	13 Weeks Ended		26 Weeks Ended
	June 30,		June 30,
	2006	2007	2006	2007

Income Statement Data:
Restaurant revenue	100%	100%	100%	100%
Product cost	30.9	31	31.5	30.9
Payroll and benefits	25.7	26.1	25.5	26.1
Depreciation and amortization	4.1	4.5	4	4.5
Other operating expenses	31.3	32.5	32.3	32.8
Operating income	14.8	13.3	13.5	12.9
Interest expense	11.5	11	11.8	11.4
Income before income taxes	3.3	2.2	1.7	1.5
Net income	2	2.1	1	1.2
Supplementary Income Statement Data:
Restaurant other operating expense	19.6	21.5	20.3	21.3
Franchise expense	1.4	1.3	1.5	1.4
General and administrative expense	10.3	9.7	10.5	10.1
Total other operating expenses	31.3	32.5	32.3	32.8

Contacts: Joe Stein	Julie Weeks
Chief Financial Officer	Vice President of Communications
El Pollo Loco, Inc.	El Pollo Loco, Inc.
949.399.2155	949.399.2150
jstein@elpolloloco.com	jweeks@elpolloloco.com